UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2009

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street
Chicago, Illinois 60602

(Address of principal executive offices)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.     Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on June 5, 2009.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, general industry conditions and competition, including the current global financial crisis that began in 2007; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information.

A more complete description of these risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2008. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Investor Questions and Answers: May 2009

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through May 5, 2009. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.
Investor Relations
22 W. Washington
Chicago, IL 60602

First-Quarter Earnings Release

1.             Your comments in the earnings release seems much less negative in terms of the outlook than it’s been the last two quarters—is that a fair assessment? You say that your “rate of revenue decline leveled out within the quarter.” Can you elaborate on this point?  Some frame of reference in terms what types of clients, products, and markets are you talking about?

Our monthly organic growth rate, which had declined throughout 2008, stopped deteriorating within the first quarter. Some of our more-cyclical business lines showed some signs of improvement within the quarter, while the end-of-quarter uptick in the equity market gave support to our asset management business. As the year wears on, though, we face the headwinds of the loss of an Investment Consulting client whose contract ended in early May and the expiration of the Global Analyst Research Settlement in July.

2.             Can you talk about the impact of FX translation impact on the bottom line? I understand the top line impact was $5.7mil. unfavorable but what was the offset versus expenses? When I look at the FX translation impact what are the currencies that I should be looking at?

In general our non-U.S. businesses are younger than our U.S. operation and therefore haven’t yet attained the margins of our U.S. business. Therefore exchange-rate movements tend to affect both our top line and our operating expenses. The foreign currencies to which we have the greatest exposure are the Euro, the British pound, and the Australian and Canadian dollars.

3.             In terms of the expense save initiatives, what % of the saves are captured in the Q1 run rate?

In terms of run rate, our first-quarter results reflect the majority of our largest cost-saving initiatives. Our largest expense savings resulted from a reduction in our bonus expense; our first-quarter bonus expense represents one-fourth of our expected payout for the year based on our current expectations for the year. In a few areas our cost savings were slightly greater in the first quarter than they will be in subsequent quarters in 2009. For example, our expense for 401(k) matches was higher in the first quarter of 2008 than it was in subsequent quarters because of the timing of our bonus payments, which often received a 401(k) match. Therefore our year-over-year cost reduction related to the suspension of our 401(k) match will be lower in subsequent quarters. For other areas in which we made significant cost reductions, including marketing, our future expenditures will vary depending on the return we are getting on these investments.

4.             You say bonus expense declined by $7.3mil. in the quarter. The decline is from what level?

In the first quarter of 2008 we recorded bonus expense of $12.5 million.

5.             Advertising and marketing declined $2.3mil. in Q1. That’s from what level?

In the first quarter of 2008 our advertising and marketing expense was $5.6 million.

Compensation and Bonus Expense

6.             Can you give us some sense of how much of the company’s expense base is compensation or what portion is bonus compensation? This will make it easier to size potential savings from cost trims that are underway.

Over the past three calendar years, compensation expense has made up close to half of our total operating expense, while bonus expense has averaged about 15% of total operating expense. Because of the cost savings measures we implemented in 2009, bonus expense declined to about 6% of total operating expense in the first quarter of 2009.

7.             Can you elaborate on the changes in the bonus plan that you’ve made?  What are the drivers of the bonus today versus last year?

In 2009 we significantly reduced our bonus expense as one way of bringing our cost structure in line with revenue in this difficult economic environment. There is still a strong incentive component to our bonus structure. To the extent that our pre-bonus 2009 operating earnings improve versus our internal estimates, our bonus pool will grow. If our business performance deteriorates, our bonus expense will fall further. Please see our proxy statement (available at this link: http://www.sec.gov/Archives/edgar/data/1289419/000110465909023298/a09-2126_2def14a.htm) for a more detailed description of our incentive plan.

Revenue from Acquisitions

8.             Can you provide any historical detail on the revenue/earnings of your two most recent acquisitions: CPMS and Global Reports? If that’s not possible, could you provide total 2008 revenue/earnings for the businesses you’ve acquired over the past six months?

We typically don’t disclose details about revenue and earnings for specific acquired operations. However, we do report aggregate revenue from acquisitions, which totaled $27.1 million in 2008 and $5.9 million in the first quarter of 2009. We’ve also said that the six acquisitions we completed in 2008 represent approximately $40 million in annual revenue.

Acquisition Strategy

9.             You’ve made a series of relatively small deals within the U.S. and outside. Can you help us understand the strategic thinking in terms where you like to be in say 5 years, in terms of newer products, services and markets and how you get there? The current process seems like a series of small deals but help us understand the big picture?

Although we do tend to like smaller “bolt on” acquisitions, we wouldn’t rule out a larger acquisition if the right opportunity presented itself. We evaluate potential acquisitions based on a number of metrics, but most importantly whether they are consistent with our key growth strategies, which are:

•                  Enhance our position in each of our key market segments by focusing on our three major Internet-based platforms;

•                  Become a global leader in funds-of-funds investment management;

•                  Continue building thought leadership in independent investment research;

•                  Create a premier global investment database; and

•                  Expand our international brand presence, products, and services.

We believe that each of our recent acquisitions fits with one or more of our key strategies. Although we have historically focused on organic growth, we expect to continue making acquisitions if and when compelling opportunities present themselves.

Effective Tax Rate in 2008

10.      Can you refresh my memory in terms of what was the driver of the significantly lower tax rate in 2008 versus 2007? Also can you explain in some detail of the mechanics of how the incentive stock option related tax benefit works?

In Note 15 in the Notes to our Consolidated Financial Statements in our 2008 10-K, we include a table that presents a reconciliation of our income tax expense at the U.S. federal income tax rate of 35% to income tax expense as recorded (i.e., our effective tax rate). This table helps highlight the main drivers behind changes in our effective tax rate from one year to the next.

Our effective tax rate declined 5.0 percentage points in 2008, to 35.9% from 40.9% in 2007. The lower effective tax rate in 2008 reflects a decrease in our U.S. state tax rate following a 2007 change in state tax law as well as the favorable impact of incentive stock-option transactions. These reductions were partially offset by an increase in liabilities for certain tax positions in our U.S. and non-U.S. operations.

In 2007, the state tax law change referenced above had the opposite effect because of issues related to deferred tax assets: it increased our effective tax rate by 5.6 percentage points. Because of the provisions of this change in tax law, we expect to realize a lower tax benefit when we use our net deferred tax assets in future periods. We therefore reduced the value of our deferred tax assets and recorded a corresponding increase to income tax expense as of the date of enactment. The tax law change had a favorable impact on our effective income tax rate starting in 2008.

Regarding your question about tax benefits from incentive stock options, if an employee who holds incentive stock options sells shares within one year of exercising the option, the transaction is considered a disqualifying disposition. The employee therefore pays ordinary income tax on the transaction. At the same time, Morningstar receives a tax benefit when the disqualifying disposition occurs, which reduces our effective tax rate. Because employees exercised more options in 2008—and elected to take an increased amount of disqualifying dispositions—we received a larger benefit from these transactions than in previous years. The amount and timing of tax benefits related to incentive stock options varies from year to year depending on the level of disqualifying dispositions as well as our stock price when sales are made.

Suspension of 401(k) Matching Contributions

11.      I was surprised to see your suspension of matching 401(k) contributions, as it seems like a short-term benefit that could negatively impact long-term employee morale.  Such a move doesn’t seem consistent with your focus on the long-term and protecting what we consider to be among your most important assets — your employees.  As an investment-related firm, I suspect your employees would very much value this benefit — and want to have as much as possible invested during periods when the market is cheaper rather than more expensive.  Could you please elaborate on the reason for this decision, as well as how you think it might impact employee morale and loyalty?

This was not a decision we made lightly. We have a long history of offering employees a 100% 401(k) employee match up to 7% of salary (within the applicable limits). Helping people reach their financial goals is at the heart of our business, so suspending the match was very difficult. Because of the challenging market environment, we looked at a number of different options for reducing our cost structure. We tried to be as fair as possible and focus on changes that applied to employees across all levels of the organization. Our goal was to avoid making across-the-board job cuts if possible, so we determined that suspending our 401(k) match for employees in the United States was the prudent thing to do in this environment. We realize that we’re asking our employees to make some short-term sacrifices, but we hope it will pay off in the long term. We plan to reevaluate the 401(k) match periodically as business trends evolve.

Morningstar Equity Research

12.      A few questions on the equity research unit: At the end of last year you had more equity analysts than fund analysts—128 equity analysts to 75 fund analysts globally. Is it fair to say there is far more revenue associated with your fund analysis than your equity analysis? I know that technically you can say stock research is part of the morningstar.com value proposition, but once the Research Settlement revenue begins rolling off in July, what is the plan for monetizing your equity research?

If you exclude revenue associated with the Global Analyst Research Settlement, which expires in July 2009, the amount of direct revenue associated with our equity research is about in line with direct revenue from our fund research. As we’ve said before, we’re committed to both fund research and equity research as part of our long-term growth strategy. We view both of them as crucial, must-have components of Morningstar.com and several of our other key products.

Although we expect significantly lower equity research revenue following the expiration of the Global Analyst Research Settlement, we believe there are opportunities to expand our non-settlement revenue over the next several years. The disruption in the traditional Wall Street-dominated sell-side research industry, in particular, has the potential to open many doors for us.

We plan to work on monetizing equity research by pursuing opportunities along a number of fronts, including:

•                  Expanding our reach with financial advisors

•                  Continuing to pursue sales opportunities with buy-side firms

•                  Pursuing sales opportunities outside the United States

•                  Continuing to monetize research by licensing investment products (such as exchange-traded notes) based on our equity research

•                  Continuing to integrate equity research in our major software platforms

•                  Adding our research to third-party distribution platforms

•                  Providing independent research on initial public offerings prior to and immediately following their listings

•                  Creating bundled equity services including real-time quotes, fundamental equity data, analyst research, and company filings

13.      If we net out its theoretical share of morningstar.com revenue, is the equity research unit profitable? Roughly speaking, what was the overhead in this area last year and what was its revenue if we take out the Research Settlement and its share of morningstar.com revenue?

We have a small but growing equity research business outside of Morningstar.com and revenue related to the Global Analyst Research Settlement. We also consider equity research a vital component of the Morningstar.com Premium Membership service and many of our other products.

We typically don’t report profitability at a product or business unit level, so we haven’t disclosed details about our cost structure in this area, the level of profitability for equity research, or equity research revenue excluding the Global Analyst Research Settlement and Morningstar.com.

14.      Without getting into financial guidance, what is the strategic plan for monetizing your equity research? Rightly or wrongly, it doesn’t seem that traditional buy-side investors are significant customers and a skeptic might say they are not likely to be big customers down the road. Since they are significant customers for independent and sell-side equity research, what are the other ways that ongoing investments in this area can earn not just a return, but an attractive return in the future?

We currently monetize our equity research by providing it on our three major platforms: Morningstar.com for individual investors, Morningstar Advisor Workstation, and Morningstar Direct for institutions. We also plan to monetize equity research via enterprise sales, the buy-side business, and new business initiatives. Our response to question #12 includes more detail on our plans for monetizing equity research.

It’s true that the economic downturn has made new enterprise sales difficult in the advisor channel, because it’s tough to sell a new service into organizations that are in a severe state of uncertainty. However, we are seeing some encouraging signs in the buy-side channel. Our institutional equity research service offers buy-side firms access to a large, expert analyst staff for the price of one internal research hire—a value proposition we believe is compelling. Money managers have also been turning to independent providers to fill gaps left by shrinking sell-side research teams and to provide insight into “new” asset classes such as exchange-traded funds. In addition, we believe the recent disruption in financial services may create opportunities for us to enter new business areas.

15.      I ask these questions not because I don’t see a future for equity research, but because I see the road to profitability as being different and far harder than what we see in fund research. I also don’t think we really know what the roadmap is for this part of the company beyond including it in premium Web content. Would you ever consider using a quantitative stock-ratings system rather than the more capital intensive, analyst-driven approach?

Because the research landscape is rapidly shifting, part of our equity research strategy involves remaining flexible so we can take advantage of new business opportunities as they emerge and respond to client needs. Our approach to equity research focuses on fundamental, analyst-driven research. We also have significant capabilities in quantitative research, though, including Ibbotson’s expertise in valuation. We continually evaluate the best approach in light of client needs and would certainly consider using these capabilities as a supplement or complement to our fundamental, analyst-driven research.

16.      How much of a direct expense reduction can we expect related to the expiration of the Global analyst settlement contract starting Q3:09?

We are committed to maintaining broad equity research coverage following the expiration of the Global Analyst Research Settlement period later this year, although we may need to adjust our coverage and staffing levels based on client demand. Any direct expense reductions would likely not offset the significant decline in revenue we expect for our equity research services in the short term.

Morningstar.com Premium Memberships

17.      The Morningstar.com premium subscribers declined 5% on net basis.  Can you break that out between account closings versus new openings? Do you some stabilization in losses here so far in Q2?

We had roughly 22,000 cancellations during the first quarter of 2009, compared with 13,000 new individual subscribers, for a net decline of about 9,000 members compared with year-end 2008.

We typically don’t comment on intra-quarter product trends, so we’re not able to answer the last part of your question.

Morningstar Advisor Workstation and Principia

18.      The decline in Principia seems to be accelerating—what’s your expectation there?  Also Advisor Workstations went up nicely—can you break that out between Principia and non-Principia-driven growth given that there’s likely some client migration?  What’s driving the non-Principia-related Advisor Workstation growth given all the turmoil in the financial markets since late Q3:08?

We don’t specifically track the level of migration from Principia to Advisor Workstation. Anecdotally, we believe that the recent decline in Principia mainly reflects advisors cutting back on modules to save money rather than migration. Because most Principia subscribers are independent financial advisors who may be operating with limited technology budgets, we believe they’ve been tightening their belts to cut expenses given the turmoil in the financial markets.

The first-quarter growth in Advisor Workstation was mainly driven by a new site license agreement signed during the first quarter that included a significant number of new users. Over the past couple of quarters, the growth in Advisor Workstation licenses reflects new client contracts as well as additional users and functionality for existing clients. Part of the increase in previous quarters also reflects expansions in the scope of some contracts to full-site licenses (where we include all eligible advisors in our total license count), from tools-only licenses (where we include a smaller number of advisors based on actual usage).

Although the economic downturn has caused some advisors and institutions to retrench and more closely scrutinize software purchases, we believe many advisors have embedded Advisor Workstation into their daily workflows, which has mitigated the effect of the market turmoil to some extent.

Morningstar Direct

19.      Morningstar Direct license growth has done very well given the tough operating environment the last several quarters, which is surprising.  Can you help me understand the underlying reasons driving growth?

Although growth in Morningstar Direct has slowed to some extent, we’ve continued to experience increases in total licenses over the past several quarters. Part of the reason behind this continued growth relates to the product’s diversified customer base. Sales outside of the United States helped offset some of the weakness in the United States toward the end of 2008, for example. We believe the continued growth in global licenses also reflects the strong momentum and brand recognition we’ve built up over the past several years. We’re becoming more competitive against other established software platforms by aggressively expanding our global data coverage and continuously rolling out new features and capabilities.

Investment Consulting

20.      A few questions on your investment consulting business: Do you believe the growing price sensitivity and competition in this business are cyclical or secular? In other words, is this going to be a more price-competitive business even in normalized markets going forward? And how likely is it that some customers who’ve taken some work in-house during this downturn will decide there’s less reason to outsource this work in the future?

The extreme disruption in the financial services arena over the past couple of years could have some lasting effects, including more sensitivity to price. At this point, though, we don’t know if increased pricing scrutiny would cause specific clients not to outsource future work. We do believe there’s an ongoing need for the type of consulting work we offer, which draws on our expertise in analyzing managed investment products, constructing investment portfolios, and asset allocation theory and practice.

21.      How do you quantify the value you add for clients? This might be impossible to summarize on high level given a varied client base, but would be helpful for outsiders to know. At a basic level, increasing assets under administration and assets under management are good benchmarks, but it would be good to see more granular measures if possible. Do you have a given “win rate” when you compete for new business?

At the end of the day, our goal is to help investors achieve better outcomes. Metrics such as assets under advisement and assets under management provide some insight into how widely our advice is being implemented, but we also focus on the performance of our investment portfolios based on their long-term risk and reward profiles.

We don’t have a “win rate” that measures the percentage of potential new business we’re able to successfully close.

22.      Can you help us understand the ways that your value proposition here is unique and in what ways it’s not? Specifically, what is the value added beyond the Morningstar brand, given that each player in this space has a given methodology for allocating money across asset classes and/or managers, etc. and each can probably make claims of good results and service.

We believe we have specific competitive advantages in Investment Consulting that would be difficult for competitors to replicate. On the Morningstar Associates side, our investment professionals draw on Morningstar’s 25 years of experience analyzing investment managers and strategies. In contrast to most of our competitors, we have direct access to an extensive, proprietary database, which includes comprehensive data on underlying portfolio holdings for managed investment products. We believe this holdings-based data as well as our experience analyzing investment portfolios give us an additional level of insight into investment strategies at the fund, fund company, and portfolio manager level. We also have specific capabilities in plan evaluation and design, manager search, investment monitoring, and portfolio construction.

With our Ibbotson Associates unit, we believe that our expertise in asset allocation and strong academic grounding sets us apart. Ibbotson is well-respected as a thought leader in asset allocation theory and practice, and Ibbotson has global recognition with institutional investors. Ibbotson leverages its capital markets knowledge and research to package portfolio solutions for target-maturity portfolios, investment consulting, funds-of-funds strategies, and plan sponsor consulting. We believe Ibbotson’s level of academic expertise and ongoing research innovation would be difficult for competitors to replicate.

23.      Can you talk with specific reference to investment consulting business where after two quarters of relatively large client losses, you did not see any large loss in Q1.  How are the pipelines looking in this business?

We previously disclosed the loss of one Investment Consulting client relationship on which we stopped earning revenue in October 2008. Earlier this year we failed to reach agreement on a renewal with another large consulting client; this contract expired in early May 2009.

As a matter of policy, we do not comment on our sales pipelines in asset management or any other area, but we note that our Ibbotson Associates unit signed 14 new funds-of-funds agreements in 2008. Often these relationships start out with relatively low minimum fees and if the arrangement is successful, our revenue grows over a multi-year period.

24.      What share of this market do you have today vs. a year ago and how do you measure the size of the overall market? You’ve lost a couple of clients over the past year and explained why. But are you gaining more clients too—specifically are in net client gains or losses.

One of our key growth strategies is to become a global leader in funds-of-funds investment management, so we look at our size within this area to measure the market share of our investment management businesses. Based on data from Cerulli Associates, total industry assets in funds-of-funds programs totaled an estimated $1.7 trillion as of year-end 2008, down from $1.9 trillion as of year-end 2007. Morningstar’s combined assets in funds-of-funds programs—including Investment Consulting, managed retirement portfolios, and Morningstar Managed Portfolios—totaled $78.8 billion as of December 31, 2008. Although we have signed up some new clients, our share of assets in this area has declined slightly, from about 5.8% of industry-wide assets in 2007 to 4.6% in 2008.

25.      Can you talk about the revenue mix in ‘asset management segment’. You’ve said about 50% of those revenues are related to asset levels?  What drives the balance?

There are a few asset management revenue streams that are more fixed in nature. Many of our subadvisory contracts include minimum fees that must be paid to us regardless of asset levels. Our consulting groups also engage in some fixed-fee businesses, including manager searches and consulting work on behalf of funds’ boards of directors.

26.      Also can you talk about the bps [basis points] on average that you earn on Managed, retirement and investment Consulting assets?

For Morningstar Managed Portfolios, we typically charge 20 to 40 basis points. We do not disclose pricing information for our other asset-based fees because they vary based on a number of factors.

Ibbotson Associates

27.      What portion of investment consulting earnings come from Ibbotson? It seems this unit has a skill set and value proposition that is different from the company’s other investment consulting efforts, so more detail would be appreciated.

We don’t break out revenue or earnings for Ibbotson Associates, but we can tell you that the group has been generating an increasing portion of our Investment Consulting revenue and operating income. As of March 31, 2009, Ibbotson had $36.6 billion in assets under advisement for its Investment Consulting services.

Retirement Advice

28.      In the AUM for managed accounts do you have any stable value funds?  How are they performing?  What’s the risk that you may have to step in to support some of these investments due to performance related issues?

Yes, we use stable value funds in some of our managed retirement accounts. They have not had performance-related issues that we’re aware of. In the event that a stable value fund experienced a loss of principal, we believe that the stable value fund’s asset manager and stable value insurer would generally have primary responsibility for supporting them.

Potential Litigation

29.      I am going to be managing a large family portfolio and am considering what I feel is a sizable investment in Morningstar. I still have a lot to learn about the business, but my initial concern is about potential litigation. I know that there are suits outstanding against rating agencies and am concerned this will soon be the case for Morningstar too.  My question is the following: does Morningstar have any insurance against litigation relating to its product reviews, research and/or recommendations?

A follow up question is the following: If there is no insurance against such potential losses, how does Morningstar calculate or estimate potential liabilities? Is there legislation which protects it from law suits in the US? In Canada? In other jurisdictions? Surely the amount of investment product sold based upon Morningstar reviewed product is larger than Morningstar’s market cap.

If you could answer these two questions and comment on this issue generally it would be much appreciated. In the current market, I feel Morningstar has an edge going forward, but am concerned litigation could wipe this out entirely and don’t understand this at all.

Like other research and data providers, we include numerous disclaimers about the accuracy, timeliness, and completeness of our products. We also explicitly state that users should employ Morningstar data as one source of information but should do their own research and check other sources.

We rely mainly on the strength of our balance sheet as self-insurance against potential liabilities. In addition, we have an Errors & Omissions (E&O) policy in place to protect us against liability arising from the use of our products in the non-advisory context. (We maintain separate investment management insurance to cover us from liabilities arising in the advisory context.) However, if there were a lawsuit claiming damages stemming from one of our research/rating products, we don’t know the extent (if any) to which our insurance would apply. It’s also difficult for us to quantify the potential liabilities that we could face or guarantee that lawsuits won’t be initiated.

Economic Environment

30.      Do you believe that as the economy and the capital markets show some sustained rebound there should generally a lag in terms of growth for your products coming back (ex. asset based)?  If not, why not given that discretionary spending and cost cutting needs to play out before clients think of spending again?

We’re not macroeconomists, so we don’t have a firm view on whether the economy and capital markets are in the midst of a “sustained rebound,” as you suggest (though we hope you are right). As managers we will continue to focus on keeping our costs in check while making opportunistic strategic investments in the business. We don’t know exactly how much lag time there might be for products to rebound, but we agree that many clients may be more cautious about spending given the severity of the financial crisis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: May 8, 2009	By:	/s/ Scott Cooley
	Name:	Scott Cooley
	Title:	Chief Financial Officer